EXHIBIT 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President - Finance
Dover, Delaware, October 28, 2020	(302) 883-6592

DOVER MOTORSPORTS, INC.

DECLARES DIVIDEND

Dover Motorsports, Inc. (NYSE: DVD) Board of Directors today declared an annual cash dividend on both classes of common stock of $.07 per share. The dividend will be payable on December 10, 2020 to shareholders of record at the close of business on November 10, 2020. While we have historically paid dividends annually, due to the planned reopening of the Nashville Superspeedway, the potential impact of the pandemic on the scheduling of events and other developments in our business, in the future we may re-examine the frequency with which we evaluate and pay dividends.

* * *

Dover Motorsports, Inc. is a promoter of NASCAR sanctioned motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.